THIS DOCUMENT CONSTITUTES THE PRICING SUPPLEMENT RELATING TO THE ISSUE OF NOTES DESCRIBED HEREIN. THIS PRICING SUPPLEMENT IS SUPPLEMENTAL TO AND MUST BE READ IN CONJUNCTION WITH THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS.


                                                                  Rule 424(b)(3)
                                           Registration Statement No. 333-119172
                                        Common Code 021526967; ISIN XS0215269670



PRICING SUPPLEMENT NO. 9
Dated March 10, 2005 to
Prospectus, dated October 28, 2004 and
Prospectus Supplement, dated October 29, 2004



                                (EURO)500,000,000

                          [CIT LOGO] [GRAPHIC OMITTED]

                                CIT Group Inc.
             (EURO)500,000,000 4.25% Senior Notes Due March 17, 2015


                               Joint Lead Managers


Goldman Sachs International     SG Corporate & Investment Banking      UBS Investment Bank

                                 -------------------------------

ABN AMRO                                                                       BNP PARIBAS

Banc of America Securities Limited                              Credit Suisse First Boston

Deutsche Bank                                                                         HSBC
                                 -------------------------------

Banco Bilbao Vizcaya Argentaria, S.A.                         Daiwa Securities SMBC Europe


(X) Senior Note                     ( ) Subordinated Note

Principal Amount:                   (EURO)500,000,000

Proceeds to Corporation:            98.832% or (EURO)494,160,000

Underwriters' Commission:           0.45% or (EURO)2,250,000

Issue Price:                        99.282% or (EURO)496,410,000

Original Issue Date:                March 17, 2005.

Maturity Date:                      March 17, 2015, provided that if such day is
                                    not a Business Day, the payment of principal and interest may be made on the next succeeding Business Day as if it were made on the Maturity Date, and no additional interest will accrue as a result of this delayed payment.

Business Day:                       Any day, other than a Saturday or Sunday, on
                                    which the Trans-European Automated Real-Time
                                    Gross Settlement Express Transfer (TARGET)
                                    System is open.

Interest Rate:                      The Notes will bear interest at an annual
                                    rate of 4.25%.

Specified Currency:                 Euro ((EURO)).

Denominations:                      The Notes will be issued in denominations of
                                    (EURO)50,000 and integral multiples of
                                    (EURO)1,000.

Delivery:                           The Notes are expected to be delivered in
                                    book-entry form only, to purchasers through Clearstream and Euroclear, as the case may be, on or about March 17, 2005.

Form:                               Global Note.

Interest Payment Dates:             Interest will be paid on the Maturity Date
                                    and annually on March 17 of each year,
                                    commencing on March 17, 2006, provided that if any such day is not a Business Day, then the interest payment will be made on the next succeeding Business Day as if it were made on the date that the interest payment was due, and no additional interest will accrue as a result of this delayed payment.

                                    Interest will be paid in Euros.

Calculation of Interest:            Interest will be calculated on the basis of
                                    the "Actual/Actual (ISMA)" Fixed Day Count
                                    Convention as set forth in Rule 251 of the statutes, bylaws, rules and recommendations of the International Securities Market
                                    Association (ISMA) as published in April
                                    1999.

Accrual of Interest:                Interest payments will include the amount of
                                    interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment
                                    Date.

Exchange Listing:                   Luxembourg Stock Exchange.

Additional Amounts and Redemption:  No additional amounts will be paid on the
                                    Notes. As a result, the net payment of the principal of and interest on the Notes to holder of a Note, after deduction for any applicable present or future tax, assessment, or governmental charge imposed by withholding with respect to or deduction from the payment, may be less than the amount that would have been payable had no such withholding or deduction been required. The Notes will not be redeemable for any tax or other reason.

Trustee, Registrar, Authenticating  J.P. Morgan Trust Company, National
   Agent and U.S. Paying Agent:     Association.

London Paying Agent:                JPMorgan Chase Bank

Common Code:                        021526967

ISIN:                               XS0215269670

                              PLAN OF DISTRIBUTION

            We have entered into a terms agreement, dated as of March 10, 2005, with the Underwriters named below, for whom Goldman Sachs International, Societe Generale, and UBS Limited are acting as representatives. Subject to the terms and conditions set forth in the terms agreement, we have agreed to sell to each of the Underwriters, and each of the Underwriters have severally agreed to purchase, the principal amount of Notes set forth opposite its name below:


                                Underwriters of Notes                                      Principal Amount
                                ---------------------                                      -----------------
Goldman Sachs International.............................................................   (EURO)130,000,000
Societe Generale........................................................................         130,000,000
UBS Limited.............................................................................         130,000,000
ABN Amro Bank, N.V......................................................................          16,650,000
BNP Paribas.............................................................................          16,650,000
Banc of America Securities Limited......................................................          16,650,000
Credit Suisse First Boston (Europe) Limited.............................................          16,650,000
Deutsche Bank AG London.................................................................          16,650,000
HSBC Bank plc...........................................................................          16,650,000
Banco Bilbao Vizcaya Argentaria, S.A....................................................           5,050,000
Daiwa Securities SMBC Europe Limited....................................................           5,050,000
     Total..............................................................................   (EURO)500,000,000
                                                                                          ==================

            We have been advised by the Underwriters that they propose initially to offer the Notes to the public at the public offering prices set forth on page one of this pricing supplement, and to certain dealers at a price less a concession not in excess of 0.30% of the principal amount of the Notes. The Underwriters may allow, and the dealers may reallow, a concession to certain other dealers not in excess of 0.20% of the principal amount of the Notes. After the initial public offering, the public offering prices and these concessions may be changed from time to time.

            Although the Notes will be listed on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes, but the Underwriters are not obligated to do so and may discontinue any market making at any time without notice. The trading market for the Notes may not be liquid.

            The terms agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all the Notes if any are purchased.

            UBS Limited or any agent acting on its behalf may, to the extent permitted by applicable laws, over-allot or effect transactions in connection with the distribution of the Notes with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail in the open market, but in doing so it shall act as principal and not as our agent and any loss resulting from over-allotment or stabilization will be borne, and any profit arising from them shall be retained, by UBS Limited and/or any stabilization agents, as the case may be. The Underwriters acknowledge that we have not authorized the issue of the Notes in a principal amount exceeding
(EURO)500,000,000.

            Some or all of the Underwriters or their affiliates have provided and will in the future continue to provide banking and/or other financial services to CIT and its subsidiaries.

            The terms agreement provides that CIT will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriters may be required to make in respect thereof.

            We accept responsibility for the information contained in this pricing supplement.

            Signed on behalf of CIT Group Inc.

            By:  /s/Glenn A. Votek
                 ------------------------
                 Executive Vice President
                 and Treasurer


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